NORWEST BANK MINNESOTA SOUTH,
NATIONAL ASSOCIATION                                              REVOLVING NOTE

$3,500,000.00                                                September 29, 1999

FOR VALUE RECEIVED, Winland Electronics, Incorporated (the "Borrower") promises to pay to the order of Norwest Bank Minnesota South, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00) or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual interest rate defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE. The principal balance outstanding under this Revolving Note will bear interest at an annual rate equal to the Base Rate, floating. The Base Rate is the "base" or "prime" rate of interest established by the Bank from time to time at its principal office in Minneapolis, Minnesota.

INTEREST AFTER MATURITY. The unpaid principal balance and interest due under this Revolving Note after maturity (whether this Revolving Note matures by demand, acceleration or lapse of time) shall bear interest until paid at the Base Rate plus 1.00%, floating.

REPAYMENT TERMS

Interest. Interest will be payable on the first day of each month, beginning November 1, 1999.

Principal. Principal and any unpaid interest, shall be payable in a single payment due on August 31, 2000.

ADDITIONAL TERMS AND CONDITIONS. This Revolving Note is issued pursuant to a Second Amendment of even date amending a Term Loan and Credit Agreement between the Bank and the Borrower dated July 31, 1998 (as amended, the "Agreement"), and shall replace but not be deemed to satisfy the 1998 Revolving Note as defined in the Agreement. The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note is not paid as provided above. This Revolving Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Revolving Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note.


WINLAND ELECTRONICS, INCORPORATED


By: /s/ W. K. Hankins

Its: CEO & CFO